SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 Current Report

                         Pursuant to Section 13 or 15(d)

                     of the Securities Exchange Act of 1934

                        Date of Report: June 29, 2005

                    ADVANCED 3-D ULTRASOUND SERVICES, INC.
              (Exact Name of Small Business Issuer in Its Charter)

       Florida                       0-25097                  65-078-3722
(State or other jurisdiction       (Commission               (IRS Employer
    Incorporation)                 File Number)            Identification No.)


                7732 N. Mobley Drive, Odessa, Florida         33556
       (Address of principal executive offices)            (Zip Code)


       Registrant's telephone number, including area code: (813) 926-3298
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Item 5.02 Departures of Directors or Principal Officers;  Election of Directors;
          Appointment of Principal Officers.

On June 29, 2005, Registrant's board elected the following persons to serve as directors: Benjamin C. Croxton, Mike Prentice and Jodi Crumbliss.

On June 29, 2005, Benjamin C. Croxton was elected to serve as Chief Executive Officer and Chief Financial Officer of the Registrant; Mike Prentice was elected to serve as President of the Registrant; and Jodi Crumbliss was elected to serve as Secretary-Treasurer of the Registrant.

On June 30, 2005, Rachel Steele, David Weintraub, Tanya Ostrowski and Glen Ostrowski resigned as officers and directors of Registrant.

Benjamin C. Croxton served as Executive Vice President of Professional Technical Systems, Inc., a company engaged in the business of developing, manufacturing and selling electrical surge protection devices, from April 2003 to March 2004, and has served as its President from March 2004 to the present. From June 2000 to the present, Mr. Croxton has served as President of iTactical Services, Inc., which is engaged in the business of providing technical temp services to the telecom industry. Mr. Croxton is not a director of any other reporting company. Mr. Croxton owns approximately 33% of the outstanding shares of World Energy Solutions, Inc., a corporation engaged in the business of consulting regarding energy conservation technologies and installing such technologies at commercial and industrial facilities. Registrant and World Energy Solutions, Inc. have discussed the merger of World Energy Solutions, Inc. into Registrant based on a one-for-one exchange of World Energy Solutions, Inc. shares for shares of the Registrant. 8,738,500 shares of World Energy Solutions, Inc. are outstanding. The effect of the merger would be that approximately 97.78% of the outstanding shares of the Registrant would be held by the former shareholders of World Energy Solutions, Inc. No agreement for the merger of the two companies has been finalized.

Mike Prentice has served as President of Professional Technical Systems, Inc. from April 1984 to the present. Mr. Prentice is not a director of any other reporting company. Mr. Prentice owns approximately 33% of the outstanding shares World Energy Solutions, Inc.

Jodi Crumbliss has been bookkeeper for Professional Technical Systems, Inc. from January 1990 to the present. Ms. Crumbliss owns less that 1% of the outstanding shares of World Energy Solutions, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANCED 3-D ULTRASOUND SERVICES, INC.
                                   (Registrant)

Dated: July 6, 2005                By: /s/ Benjamin C. Croxton
                                      --------------------------
                                      Benjamin C. Croxton
                                      Chief Executive Officer
                                      Chief Financial Officer